Exhibit 99.1

Press Release October 17, 2012	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports Third Quarter 2012 Earnings

FORT WAYNE, INDIANA, October 17, 2012 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter net income of $12.8 million, or $0.06 per diluted share, on net sales of $1.7 billion.  By comparison, prior year third quarter net income was $43.3 million, or $0.19 per diluted share, on net sales of $2.0 billion, and sequential second quarter 2012 net income was $44.5 million, or $0.20 per diluted share, on net sales of $1.9 billion.   In the nine months ended September 30, 2012 net income was $103.0 million, or $0.47 per diluted share, on net sales of $ 5.6 billion.  By comparison, in the nine months ended September 30, 2011 net income was $247.9 million, or $1.08 per diluted share, on net sales of $ 6.1 billion.

A significant portion of the decrease in earnings from the prior quarter was attributable to the following unique items announced on September 11, 2012:

•                  The incurrence of non-operating charges related to the company’s third quarter refinancing activities of $26.3 million, or $0.07 per diluted share, which were primarily associated with prepayment fees. These transactions, along with the resulting repayment of $170 million of debt with available cash, not only extended the company’s overall debt maturity profile, but should also provide an estimated interest savings of approximately $20 million in 2013.

•                  The incurrence of non-cash impairment charges of $7.9 million, or $0.02 per diluted share, related to the intended termination of two small joint venture entities, which were not aligned with the company’s long term strategic focus.

Excluding these charges, the company’s adjusted third quarter 2012 results would have been $0.15 per diluted share.

“Relative to overall market demand, our operating performance was commendable for the third quarter,” said Chief Executive Officer Mark Millett. “The U.S. market in general remains tepid, as uncertainty surrounding the strength of Europe, growth in China, and the near-term U.S. economic and political environment continues to weigh heavily on customers’ purchasing decisions. Aside from our fabrication operations, this reluctance in customer buying resulted in reduced selling volumes across our major operating platforms.

“Compared to the second quarter, operating income from our steel platform decreased $30 million,” stated Millett, “primarily caused by reduced volumes, most notably within the special-bar-quality arena.  Earlier customer estimates of robust growth have not been fully realized during the year, resulting in excess special-bar-quality inventory build throughout the customer supply chain.  Inventory realignment seems to have begun later in the second quarter, and could continue through the remainder of 2012.  However, we believe there is steady underlying demand that will support volumes as the destocking subsides.

“Within our metals recycling platform, despite a challenging environment that resulted in decreased volumes,” continued Millett, “ferrous operating margins improved significantly, as metal spreads expanded 23 percent and initiatives to reduce operating expenses were achieved, resulting in operating income of $16.6 million in the third quarter, compared to $5.1 million in the second quarter of this year.  The ferrous scrap market continues to be oversupplied, as the export market and U.S. steel mill utilization rates have moderated.  However, we believe an inflection point has been reached and ferrous scrap pricing is likely near a bottom.”

Third Quarter Review

The company’s steel operations third quarter margins and operating income declined in comparison to second quarter 2012. Operating income from the company’s steel operations was $109.2 million for the third quarter 2012, a decrease of $29.8 million as compared to the second quarter 2012. The average selling price per ton shipped decreased $45 per ton to $809, and the average ferrous scrap cost per ton melted decreased $44. As the combined steel metal spread was generally consistent quarter over quarter, reduced profitability was largely a function of decreased volume and product mix changes.  Operating income attributable to the company’s long product operations declined 32 percent, while declining 11 percent for the company’s sheet operations.  The most notable volume decrease occurred within the company’s Engineered Bar Products Division, as shipments sequentially declined 32 percent based on customer inventory realignment.

Despite lower volumes and selling values in the company’s metals recycling business, ferrous metal spreads expanded 23 percent in the third quarter, as compared to second quarter 2012. Operating income for OmniSource increased $11.5 million sequentially to $16.6 million for the third quarter 2012 as compared to $5.1 million in the prior quarter.

In spite of continued non-residential construction market weakness, the company’s fabrication operations reported increased positive quarterly operating income, based on pricing improvement, increased volumes, and better associated manpower utilization.

The impact of losses from the company’s Minnesota operations for third quarter 2012 consolidated net income was $11 million (net of tax), or approximately $0.05 per diluted share, unchanged from the impact for the second quarter 2012.  As previously indicated, during periods of time between June and August of this year, higher operating rates at the company’s iron nugget facility were achieved for extended periods of time, which provided the opportunity to identify a number of key process optimization options necessary to increase both productivity and product quality.  Beginning mid-September, the company proceeded with a six week outage of the nugget facility in order to lay the groundwork necessary for the implementation of the improvements.  The company expects to recommence operations in November, with final equipment installation expected during the first half of 2013, at an estimated investment of $25 million.

The company’s iron concentrate facility commenced operations late September and supplied its first shipment of low-cost iron concentrate to the nugget facility just prior to the end of the third quarter. This is a pivotal achievement toward lowering the eventual cost structure of the company’s iron nuggets.  As previously discussed, higher priced third-party iron concentrate remains in inventory for use through the remainder of the year.

The company’s liquidity position remains strong with $1.4 billion in unrestricted cash and available funding under the revolving credit facility at September 30, 2012.  The decrease in liquidity from June 30, 2012 of $144 million was due to the company’s refinancing initiative which reduced overall debt by $170 million.   The company’s debt to equity capitalization rate was 47.5 percent as of September 30, 2012, or 2 percent lower than the end of the second quarter 2012.

2011 Comparison

A general overall decline in volume for the nine months ended September 30, 2012 resulted in net sales of $5.6 billion, or 9 percent, less than those achieved for the same period in 2011. Operating income decreased 41 percent, as margins decreased within the company’s flat roll steel and special bar quality operations.  The average selling price per ton shipped for the company’s steel operations in the nine months ended September 30, 2012 was $847, a decrease of $64 per ton compared to the same period last year.  The average ferrous scrap cost per ton melted was $22 lower than the comparative period for 2011.  Charges related to the refinancing activities transacted in the first and third quarters of 2012, resulted in year-to-date decreased pretax earnings of $40 million, or approximately $0.11 per diluted share.

Outlook

“Looking ahead,” Millett said, “we have seen softening in agriculture, transportation and certain areas within energy, related to natural gas exploration; however, automotive and manufacturing appears strong and residential construction has shown incremental improvement, as housing starts and rents have improved in face of declining inventories.  We believe volumes could continue to be challenged in the fourth quarter, as fluctuations in immediate customer needs and hesitancy for customers to carry inventory persists.  Ferrous scrap pricing fell further in October, which could challenge our metals recycling operations, while benefiting our steel operations early in the fourth quarter.  While U.S. and world economies remain anemic, we remain uniquely equipped to capitalize on the opportunities ahead, supported by our superior low-cost, highly-variable cost structure, our diversified, value-added product mix, our vertical integration and our exceptional team of employees.”

Summary Operating Information

The following tables highlight operating results for each of the company’s primary operating platforms. References to operating income in the following paragraphs exclude profit-sharing expenses and amortization pertaining to intangible assets.  Dollar amounts are in thousands, excluding per ton data.

Steel Operations

This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, special-bar-quality steel, rebar, rail, and specialty shapes.

	Third Quarter		Year To Date		Sequential
	2012	2011	2012	2011	2Q 2012
Total Sales	$1,120,571	$1,298,339	$3,655,802	$3,926,476	$1,280,767
External Sales	1,051,349	1,228,010	3,445,369	3,690,349	1,207,300
Operating Income	109,215	138,626	387,983	550,907	139,028
Total Shipments (tons)	1,405,021	1,470,339	4,375,723	4,376,732	1,520,579
Average External Sales Price Per Ton	$809	$897	$847	$911	$854
Average Ferrous Scrap Cost Per Ton	$352	$419	$389	$411	$396

Metals Recycling and Ferrous Resources

This segment principally includes the company’s metals recycling operations (OmniSource Corporation), a liquid pig iron production facility (Iron Dynamics), and the company’s Minnesota operations, which currently primarily includes an iron nugget manufacturing facility (Mesabi Nugget, which is 81 percent company-owned).

Metals Recycling & Ferrous Resources

	Third Quarter		Year To Date		Sequential
	2012	2011	2012	2011	2Q 2012
Total Sales	$821,357	$1,060,545	$2,860,789	$3,249,089	$927,092
External Sales	522,231	708,038	1,812,340	2,175,882	590,509
Operating Income (Loss)	(9,461)	3,693	(12,197)	61,231	(13,135)

Metals Recycling

	Third Quarter		Year To Date		Sequential
	2012	2011	2012	2011	2Q 2012
Total Sales	$766,102	$1,006,747	$2,700,006	$3,084,212	$876,731
External Sales	519,101	708,038	1,808,165	2,175,882	589,722
Operating Income	16,566	11,439	46,655	78,828	5,085
Unrealized Hedging Gains (Losses)	(9,315)	1,749	(6,232)	6,427	1,080
Ferrous Shipments (gross tons)	1,339,853	1,483,122	4,408,915	4,565,141	1,486,222
% Shipments to Company Steel Mills	43%	44%	45%	43%	45%
Nonferrous Shipments (pounds 000’s)	249,685	269,753	800,253	811,511	258,932

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings.

	Third Quarter		Year To Date		Sequential
	2012	2011	2012	2011	2Q 2012
Total Sales	$102,442	$83,110	$273,105	$197,724	$95,767
Operating Income (Loss)	3,141	(246)	666	(4,764)	193
Total Shipments (tons)	80,176	64,589	218,291	156,410	77,932
Average External Sales Price Per Ton	$1,278	$1,287	$1,251	$1,265	$1,229

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.0 billion in 2011, over 6,500 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Conference Call and Webcast

On Thursday, October 18, 2012, at 10:00 a.m. Eastern time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s third quarter operating and financial results.  We invite you to listen to the live audiocast of the conference call accessible from our website (http://steeldynamics.com) , or via telephone (the conference call number may also be obtained on our website).   A replay of the discussion will be available on our website until midnight on November 16, 2012.  A podcast of the event will also be available and can be downloaded from our website.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2012	2011	2012	2011	2012

Net sales	$1,693,390	$2,043,455	$5,585,233	$6,139,155	$1,909,803
Costs of goods sold	1,536,989	1,844,212	5,045,432	5,367,772	1,727,667
Gross profit	156,401	199,243	539,801	771,383	182,136

Selling, general and administrative expenses	62,984	72,876	188,603	201,648	61,235
Profit sharing	3,954	7,428	20,237	37,085	8,211
Amortization of intangible assets	8,848	10,154	26,831	30,320	8,991
Impairment charges	7,894	—	7,894	—	—
Operating income	72,721	108,785	296,236	502,330	103,699

Interest expense, net of capitalized interest	41,490	44,702	123,708	132,860	41,106
Other expense (income), net	24,010	(3,523)	32,366	(13,835)	(1,892)
Income before income taxes	7,221	67,606	140,162	383,305	64,485

Income taxes	1,116	27,749	52,975	143,392	25,180
Net income	6,105	39,857	87,187	239,913	39,305

Net loss attributable to noncontrolling interests	6,728	3,447	15,793	8,004	5,167

Net income attributable to Steel Dynamics, Inc.	$12,833	$43,304	$102,980	$247,917	$44,472

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$.06	$.20	$.47	$1.14	$.20

Weighted average common shares outstanding	219,191	218,674	219,097	218,389	219,104

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$.06	$.19	$.47	$1.08	$.20

Weighted average common shares and equivalents outstanding (Note 1)	220,044	235,759	236,536	236,083	236,208

Dividends declared per share	$.10	$.10	$.30	$.30	$.10

(Note 1) Excludes the impact of the 5.125% convertible senior notes from net income (numerator) and share equivalents outstanding (denominator) for the three months ended September 30, 2012, as the impact to diluted earnings per share is anti-dilutive.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Quarter Ended		Nine Months Ended		Quarter Ended	Quarter Ended
	September 30,		September 30,		March 31,	June 30,
	2012	2011	2012	2011	2012	2012
Steel Operations*

Shipments (tons)
Flat Roll Division	638,776	701,212	2,004,225	2,091,505	658,505	706,944
Structural and Rail Division
Structural	220,829	193,197	662,235	531,934	227,059	214,347
Rail	34,704	31,317	106,828	96,609	33,947	38,177
Engineered Bar Products Division	113,327	160,649	437,024	463,944	157,489	166,208
Roanoke Bar Division	152,922	141,060	453,228	415,271	151,296	149,010
Steel of West Virginia	76,481	76,487	228,149	223,425	77,212	74,456
The Techs	167,982	166,417	484,034	554,044	144,615	171,437
Total	1,405,021	1,470,339	4,375,723	4,376,732	1,450,123	1,520,579
Intra-company	(105,789)	(101,117)	(306,840)	(326,500)	(94,176)	(106,875)
External	1,299,232	1,369,222	4,068,883	4,050,232	1,355,947	1,413,704

Production, excluding The Techs (tons)	1,257,515	1,305,711	3,937,623	3,911,435	1,351,818	1,328,290

Net sales
Total	$1,120,571	$1,298,339	$3,655,802	$3,926,476	$1,254,464	$1,280,767
Intra-company	(69,222)	(70,329)	(210,433)	(236,127)	(67,744)	(73,467)
External	$1,051,349	$1,228,010	$3,445,369	$3,690,349	$1,186,720	$1,207,300

Operating income before amortization of intangibles	$109,215	$138,626	$387,983	$550,907	$139,740	$139,028
Amortization of intangibles	(2,288)	(2,432)	(7,151)	(7,790)	(2,432)	(2,431)
Operating income (Note 1)	$106,927	$136,194	$380,832	$543,117	$137,308	$136,597

Metals Recycling and Ferrous Resources**

OmniSource
Ferrous metals shipments (gross tons)
Total	1,339,853	1,483,122	4,408,915	4,565,141	1,582,840	1,486,222
Intra-company	(582,942)	(648,949)	(2,013,377)	(1,979,215)	(763,767)	(666,668)
External	756,911	834,173	2,395,538	2,585,926	819,073	819,554

Non-ferrous metals shipments (thousands of pounds)
Total	249,685	269,753	800,253	811,511	291,636	258,932
Intra-company	(8,476)	(1,804)	(15,032)	(6,043)	(1,958)	(4,598)
External	241,209	267,949	785,221	805,468	289,678	254,334

Mesabi Nugget shipments (metric tons) - Intra-company	52,082	32,666	132,152	106,698	46,230	33,840

Iron Dynamics (metric tons) - Intra-company	53,548	61,034	169,279	182,031	56,628	59,103

Net sales
Total	$821,357	$1,060,545	$2,860,789	$3,249,089	$1,112,340	$927,092
Intra-company	(299,126)	(352,507)	(1,048,449)	(1,073,207)	(412,740)	(336,583)
External	$522,231	$708,038	$1,812,340	$2,175,882	$699,600	$590,509

Operating income (loss) before amortization of intangibles	$(9,461)	$3,693	$(12,197)	$61,231	$10,399	$(13,135)
Amortization of intangibles	(6,236)	(7,081)	(18,708)	(21,244)	(6,236)	(6,236)
Operating income (loss) (Note 1)	$(15,697)	$(3,388)	$(30,905)	$39,987	$4,163	$(19,371)

Steel Fabrication***

Shipments (tons)
Total	80,176	64,589	218,291	156,410	60,183	77,932
Intra-company	(53)	(12)	(55)	(621)	(2)	—
External	80,123	64,577	218,236	155,789	60,181	77,932

Net sales
Total	$102,442	$83,110	$273,105	$197,724	$74,896	$95,767
Intra-company	(41)	(16)	(45)	(612)	(4)	—
External	$102,401	$83,094	$273,060	$197,112	$74,892	$95,767

Operating income (loss) (Note 1)	$3,141	$(246)	$666	$(4,764)	$(2,668)	$193

*                           Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.

**                    Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Mesabi Nugget (all shipments have been internal).

***             Steel Fabrication Operations include the company’s joist and deck fabrication operations.

(Note 1) Segment operating income (loss) excludes profit sharing expense.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and equivalents	$287,120	$390,761
Investments in short-term commercial paper	—	84,830
Accounts receivable, net	712,750	722,791
Inventories	1,209,079	1,199,584
Deferred income taxes	28,229	25,341
Income taxes receivable	939	16,722
Other current assets	24,107	15,229
Total current assets	2,262,224	2,455,258

Property, plant and equipment, net	2,213,703	2,193,745

Restricted cash	27,436	26,528

Intangible assets, net	425,034	450,893

Goodwill	740,192	745,066

Other assets	106,927	107,736
Total assets	$5,775,516	$5,979,226

Liabilities and Equity
Current liabilities
Accounts payable	$377,213	$420,824
Income taxes payable	12,014	10,880
Accrued expenses	166,845	185,964
Accrued profit sharing	19,213	38,671
Current maturities of long-term debt	30,114	444,078
Total current liabilities	605,399	1,100,417

Long-term debt
Term note	250,938	—
7 3/8% senior notes, due 2012	—	261,250
5.125% convertible senior notes, due 2014	287,496	287,500
6 3/4% senior notes, due 2015	500,000	500,000
7 3/4% senior notes, due 2016	—	500,000
6 1/8% senior notes, due 2019	400,000	—
7 5/8% senior notes, due 2020	350,000	350,000
6 3/8% senior notes, due 2022	350,000	—
Other long-term debt	35,491	37,272
Total long-term debt	2,173,925	1,936,022

Deferred income taxes	544,800	489,915

Other liabilities	18,564	82,278

Commitments and contingencies
Redeemable noncontrolling interests	93,774	70,694
Equity
Common stock	636	636
Treasury stock, at cost	(720,479)	(722,653)
Additional paid-in capital	1,033,857	1,026,157
Retained earnings	2,049,011	2,011,801
Total Steel Dynamics, Inc. equity	2,363,025	2,315,941
Noncontrolling interests	(23,971)	(16,041)
Total equity	2,339,054	2,299,900
Total liabilities and equity	$5,775,516	$5,979,226

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Operating activities:
Net income	$6,105	$39,857	$87,187	$239,913

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,953	55,962	170,027	166,965
Equity-based compensation	738	3,833	9,463	11,355
Deferred income taxes	34,633	7,118	54,464	29,081
Impairment charges	7,894	—	7,894	—
Changes in certain assets and liabilities:
Accounts receivable	2,690	33,533	15,604	(193,679)
Inventories	43,005	36,346	6,702	(44,787)
Accounts payable	6,920	(4,375)	(19,015)	92,550
Income taxes receivable/payable	25,993	(5,911)	16,917	22,409
Other assets and liabilities	(69,565)	56,100	(109,857)	68,590
Net cash provided by operating activities	117,366	222,463	239,386	392,397

Investing activities:
Purchase of property, plant and equipment	(58,342)	(38,126)	(158,686)	(91,795)
Other investing activities	10,653	947	64,451	1,946
Net cash used in investing activities	(47,689)	(37,179)	(94,235)	(89,849)

Financing activities:
Issuance of current and long-term debt	760,000	10,851	1,049,969	15,977
Repayment of current and long-term debt	(946,858)	(105)	(1,252,202)	(7,921)
Debt issuance costs	(11,626)	(6,884)	(13,814)	(6,884)
Proceeds from exercise of stock options, including related tax effect	583	402	2,021	13,267
Contributions from noncontrolling investors, net	16,321	11,320	30,944	13,207
Dividends paid	(21,915)	(21,865)	(65,710)	(60,013)
Net cash used in financing activities	(203,495)	(6,281)	(248,792)	(32,367)

Increase (decrease) in cash and equivalents	(133,818)	179,003	(103,641)	270,181
Cash and equivalents at beginning of period	420,938	277,691	390,761	186,513

Cash and equivalents at end of period	$287,120	$456,694	$287,120	$456,694

Supplemental disclosure information:
Cash paid for interest	$42,413	$14,931	$123,973	$101,088
Cash paid for federal and state income taxes, net	$3,629	$12,403	$43,976	$74,378